Exhibit 10.25

Portal Agreement

This Agreement made this 9 day of SEPT, 2004 describes the legal relationship between Green Linnet Records, Inc. (Hereinafter referred to as Label) and Rio Bravo Entertainment, LLC. d/b/a Psychobaby (collectively with our licensees and assignees referred to in this Agreement as “Psychobaby)

1.	Definitions.

The following terms shall have the following meanings for purposes of this Agreement:

a.	“Digital Master” or “Digital Masters” means copies of RIGHTS HOLDER Content in digital form, which Psychobaby may sell or authorize Distributors to sell via permanent digital download, streams or burns, as individual tracks or as a whole album, and artwork pursuant to the terms and conditions of this Agreement.

b.	“Distributor” means any third party, including but not limited to iTunes, Sony Connect, MusicMatch, that Psychobaby in its soled discretion may authorize to carry out the marketing, distribution and sale or other use of the Digital Masters pursuant to the terms of this Agreement.

c.	“Term” means the period beginning on the Effective Date of this Agreement and ending two years after the Effective Date, after which such Term shall automatically renew for successive one-year periods, unless either party gives the other notice in writing, no later than 60 days prior to the end of the then current term.

d.	“Territory” means the Universe.

e.	“Label Content” means sound recordings and underlying musical compositions that Label owns, controls, or has the appropriate rights to distribute in a digital form. Any sound recordings and the underlying musical compositions that are provided by or on behalf of Label to Psychobaby must be owned or controlled by Label and/or have been cleared by Label. Any sound recording provided by Label to Psychobaby shall be deemed subject to this agreement.

f.	“Artwork” means album cover artwork and any other artwork relating to Label Content that Label provides to Psychobaby. Any artwork that is provided by or on behalf of Label to Psychobaby before or during the Term will be deemed to have been cleared by Label unless Label promptly notifies Psychobaby in writing to the contrary.

2.	Rights.

a.

Subject to the terms of this Agreement, Label hereby Psychobaby as Label’s exclusive authorized representative for the sale and other distribution of Digital Masters. Accordingly, Label hereby grants an exclusive right to Psychobaby, during the Term, to: (i) Reproduce and convert Label’s content delivered Label into Digital Masters; (ii) Perform and make thirty (30) second clips of the Label’s content available by streaming (“Clips”) to promote the sale and distribution of applicable Digital Masters; (iii) Promote, sell, distribute, and electronically fulfill and deliver Digital Masters, as individual tracks or entire albums, and associated metadata to purchasers who may use such Digital Masters in accordance with usage rules similar to those set forth by the music services;

(iv)	Display and electronically fulfill and deliver Artwork for personal use solely in conjunction with the applicable purchased Digital Master; (v) Use Labels’ Content, Artwork and metadata as may be reasonably necessary or desirable for Psychobaby to exercise Psychobaby rights under the terms of this Agreement;

(vi)	Pay all mechanical royalties due to publishers and/or authors or co-authors of copyrighted musical compositions embodied in Digital Masters from sales or other uses of Digital Masters; such payments shall be deducted from Label’s share of royalties hereunder. Label with provide Psychobaby all necessary information to make such payments including publishers and writer contact information, which Label warrants that Psychobaby will rely upon to make such payments. Psychobaby will make its best efforts to make such mechanical payment; however, if Psychobaby is not able to locate the publisher to make such mechanical payments, Psychobaby, at it’s sole election, may make such payments to Label, at which time the Label will be solely responsible for such payments, and (vii) authorize or appoint any Distributors to perform the activities in (i)-(vi) above.

b.	Psychobaby may use and authorize its Distributors to use the names and licensees of, and biographical material concerning, any Digital Master, artists, bands, producers and/or songwriters, as well as track and/or album name, and Artwork, in any marketing materials for the sale, promotion and advertising of the applicable Digital Master which is offered for sale or other use under the terms of this Agreement (e.g., an artist or band name and likeness may be used in an informational fashion, such as textual displays or other informational passages, to identify and represent authorship, production credits, and performances of the applicable artist or band in connection with the authorized exploitation of applicable Digital Masters). Psychobaby and any of its Distributors shall have the unrestricted right to market, promote and advertise the Digital Masters available for purchase as it determines in its discretion.

Nothing herein shall obligate Psychobaby or any Distributor to actually exercise any rights granted under this Agreement.

3.	LABEL’s Obligations.

Label shall obtain and pay for any necessary clearances and licenses in the Territory for all Label Content and Artwork. Specifically, Label shall be responsible for and timely pay (i) any royalties and other income due to artists, authors, co-authors, copyright owners, co-copyright owners, producers and other record royalty participants from sales or other uses of Digital Masters, (ii) all payments that may be required under collective bargaining agreements applicable to Label or third parties other than Psychobaby, and (iv) any other royalties, fees and/or sums payable with respect to the Label Content,

Artwork, metadata and other materials provided by Label to Psychobaby, (v) Label agrees that it shall prominently promote no less than one (1) of Psychobaby’s digital distributors on Label’s own website and any artist’s website that the Label has provided Psychobaby music for, and shall provide a link to said distributor. (Eg.” featured on iTunes logo.)

4.	Payment.

Psychobaby shall pay Label [*] of the amount that Psychobaby receives from Distributors for the sale or other use of Label’s Digital Masters, minus mechanical royalty payments. Psychobaby will compute amounts payable Label within [*] of the end of each [*] during the Term, and will provide a statement to Label in accordance with Psychobaby’s standard business practices Psychobaby. Such payment shall constitute full consideration for all rights granted and obligations undertaken by Label hereunder.

5.	Ownership.

As between the Parties, all right, title and interest in and to (i) Label’s Content, (ii) the Digital Masters, (iii) the Clips, (iv) all copyrights and equivalent rights embodied therein, and (v) all materials furnished by Label, except as to any rights of Psychobaby (whether pre-existing or under this Agreement), shall remain the property of Label, it being understood that under no circumstances shall Psychobaby have any lesser rights than it would have as a member of the public.

6.	Indemnification and Limitation of Liability.

a.	Label will indemnity and hold harmless, and upon Psychobaby’s request, defend, Psychobaby and its Distributors and affiliates (and their respective directors, officers and employees) from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees and costs) arising out of a claim by a third party by reason of: (i) a breach of any warranty, representation, covenant or obligation of Label under this Agreement; or (ii) any claim that any Digital Master, sound recording or Label Content, Artwork, metadata or any other materials provided or authorized by or on behalf of Label hereunder or Psychobaby’s or its Distributors” use thereof violates or infringes the rights of another party. Label will reimburse Psychobaby and its Distributors and affiliates on demand for any actual payments made in resolution of any liability or claim that is subject to indemnification under this Section 9, provided that Psychobaby obtains Label’s written consent prior to making such payments, such consent not to be unreasonably withheld, delayed or conditioned Psychobaby shall promptly notify Label of any such claim, Label may assume control of the defense of such claim. Psychobaby shall have the right, at its expense, to participate in the defense thereof under RIGHTS HOLDER’s direction.

b.

Label represents and warrants that it has the full authority to act on behalf of any and all owners of any right, title and interest in and to the Label Content; that it has full authority to enter into this Agreement and to fully perform its obligations hereunder and has obtained all necessary third-party consents, licenses and permissions necessary to enter into and fully perform its obligations herein; that it

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

owns or controls the necessary rights in order to make the grant of rights, licenses and permissions herein, and that the exercise of such rights, licenses and permissions by the other party hereto shall not violate or infringe the rights of any third party; that it shall not act in any manner which conflicts or interferes with any existing commitment or obligation of such party, and that no agreement previously entered into by such party will interfere with such party’s performance of its obligations under this Agreement.

c.	The warranties and indemnification herein shall survive the termination of this agreement.

7.	General Provisions.

a.	No Agency or Joint Venture. The parties agree and acknowledge that the relationship between the parties is that of independent contractors. This Agreement shall not be deemed to create a partnership or joint venture, and neither party is the other’s agent, partner, employee, or representative.

b.	Binding on Successors. This Agreement shall be binding on the assigns, heirs, executors, personal representatives, administrators, and successors (whether through merger, operation of law, or otherwise) of the parties.

d.	Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes: (i) on the delivery date if sent by electronic mail to the addresses provided to and by Label upon registration with the Psychobaby, or as property updated.

e.	This writing contains the entire understanding between the parties and supercedes any previous agreements between the parties. During the term of this Agreement, it is understood and agreed that there shall be no change or modification of this Agreement unless reduced to writing and signed by all parties hereto. This agreement shall be governed by the laws of the State of New York, and subject to the exclusive jurisdiction of the courts located in the State of New York.

f.	Cure. If either party hereto alleges that the other has breached this agreement, they must notify the other party in writing of such breach and then the other party shall have a period of thirty (30) days to cure such breach.

Accepted and Agreed to:

Rio Bravo Entertainment, LLC d/b/a Psychobaby

By:	/s/ RICHARD REES

By:	/s/ WENDY NEWTON
Label:	Green Linnet Records, Inc.